Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

Client:   93513-00003

May 2, 2011

United Therapeutics Corporation

1040 Spring Street

Silver Spring, MD  20910

Re:	United Therapeutics Corporation Registration Statement on
Form S-4 (File No. 333- )

Ladies and Gentlemen:

We have acted as counsel to United Therapeutics Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of up to $50,000,000 of shares of common stock, par value $0.01 per share (the “Common Stock”) and associated preferred stock purchase rights (the “Rights”), the terms of which are set forth in the First Amended and Restated Rights Agreement dated as of June 30, 2008, between the Company and The Bank of New York Mellon, as Rights Agent (the “Rights Agreement”), that may be issued in connection with the acquisition of other businesses, assets or securities.

We have examined the originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

We have assumed without independent investigation that:

(i)    at the time any shares of Common Stock are issued pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) relating to the specific issuance of shares of Common Stock will be effective and will comply with all applicable laws;

(ii)   all shares of Common Stock will be issued in the manner stated in the Registration Statement and any applicable prospectus supplements and amendments thereto;

(iii)  at the Relevant Time, all corporate or other action required to be taken by the Company to duly authorize each proposed issuance of shares of Common Stock shall have been duly completed and shall remain in full force and effect;

(iv)  upon issuance of any shares of Common Stock, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation; and

(v)   neither the certificate incorporation of the Company nor any applicable law will, after the date hereof, be amended in any manner that would adversely affect the opinions rendered herein.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Common Stock, when issued against payment therefore in the manner contemplated by the Registration Statement and the associated Rights have been issued pursuant to the Rights Agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable and the associated Rights will be validly issued.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the present state of the laws of the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.

It should be understood that (i) our opinion in paragraph 1 concerning the Rights does not address any determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) such opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision thereof and (iii) it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP